Exhibit 10.2

Section 11.4(a) of The Valspar Corporation 2009 Omnibus Equity Plan is amended and restated as follows:”

11.4	Effect of Retirement or Other Termination

	(a)	In the event of a Participant’s Retirement (as defined below), if and to the extent provided in the agreement evidencing any Incentive described in this sentence, (1) all outstanding Restricted Stock Awards, Stock Options, SARs and Restricted Stock Units previously granted to the Participant will become 100% vested, (2) the Participant shall be entitled to exercise any outstanding Stock Options and SARs for the remainder of the original term of the Stock Option or SAR, provided that if the Participant violates his/her Non-Compete Agreement (as defined below), all of his/her unexercised Stock Options and SARs shall terminate immediately and be forfeited to the Company and (3) the Participant will become entitled to a distribution of any Performance Award as described in Section 10.9. For purposes of this Plan, commencing with Awards granted on or after September 30, 2014, “Retirement” means the termination of employment with the Company or a Subsidiary for any reason other than death, Disability or Termination for Cause (as defined below) at any time after the Participant has attained the age of fifty-five years (or a different age specified for a Participant for any Incentive), provided, that (i) the Participant has executed a Non-Compete Agreement (as defined below), (ii) the Participant has signed and delivered the Company’s standard release of claims, and the period in which it may be revoked expired not later than thirty days after the date of termination, (iii) the Participant has been in the employ of the Company or a Subsidiary continuously for a period of at least three years on the date of termination, and (iv) Participant has provided written notice to the Company that Participant is considering retirement, in accordance with any policies for such notices that the Committee may develop from time to time, at least one year prior to the date of termination. “Non-Compete Agreement” means an agreement not to directly or indirectly render services (including consulting or research) for a period of three years to any person or business organization that is engaged in the development, manufacture and sale of any product, process or service (including any component thereof or research to develop information useful in connection with a product or service) that is being designed, developed, assembled, manufactured, marketed or sold by anyone other than the Company and which is of the same general type, performs similar functions, competes with or is used for the same purposes as a product of the Company or a Subsidiary. “Termination for Cause” means the termination of employment with the Company or a Subsidiary as a result of an illegal act, gross insubordination or willful violation of a policy of the Company or a Subsidiary by a Participant.